Exhibit 10.10

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment is made as of June 25, 2008 (the “Effective Date”) between Mary Smith (“Executive”) and Greater Community Bank, a New Jersey corporation (“GCB”).

RECITALS

WHEREAS, Executive and GCB are parties to an Employment Agreement dated January 1, 2005, as amended on August 7, 2007, and as further amended on February 14, 2008 (the “Agreement”); and

WHEREAS, pursuant to the Agreement, Executive currently serves as the President and Chief Executive Officer of Highland Capital Corporation, a New Jersey corporation (“HCC”), reporting to the President of GCB; and

WHEREAS, the parties desire to amend the Agreement in order to comply with Internal Revenue Code Section 409A and the applicable federal regulations thereto;

NOW THEREFORE, the parties intending to be legally bound, agree as follows:

1.             Section 7(b) of the Agreement is replaced in its entirety with the following:

(b)           Involuntary.  In the event the Executive’s employment is terminated by the Company for any reason exclusive of Cause (as hereinafter defined), Executive shall receive twice her annual base salary, payable at the time of termination.

2.             Section 7(c) of the Agreement is replaced in its entirety with the following:

(c)           Notwithstanding all preceding paragraph(s) of this Agreement, in the event Company transfers its controlling interest in HCC to any other person, or, the controlling interest of Company is transferred to any other person(s), Executive shall have within seventy (70) days of such transfer of the applicable controlling interest the exclusive option to terminate employment and receive compensation and benefits in accordance with the terms and conditions of this Agreement.  Severance shall be selected at the exclusive option of Executive in the amount of either: (1) two times Executive’s annual salary at the time Executive exercises her exclusive option to terminate employment with the Company; or (2) 6.42% of HCC’s adjusted sale price as defined in “Schedule B,” payable within seventy-four (74) days after the sale, provided that any payment under this option must be paid within the same calendar year as the year in which the termination occurred.  This Agreement shall remain binding on Executive, HCC, the Company and their representative affiliates, purchasers, successors and/or assigns.

3.             No Further Amendment.  Except as expressly provided in this Amendment, the terms and conditions of the Agreement are and remain in full force and effect.

IN WITNESS WHEREOF the Parties have executed this Amendment as of the Effective Date.

EXECUTIVE	GREATER COMMUNITY BANK

/s/ Mary Smith	By:	/s/ Anthony M. Bruno
Mary Smith		Anthony M. Bruno
Chairman, President, and CEO